Exhibit 10.4

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 10, 2024 by and among Eliem Therapeutics, Inc., a Delaware corporation (the “Company”), and the Investors identified on Exhibit A attached hereto (each an “Investor” and collectively the “Investors”).

RECITALS

A. On or prior to the date hereof, (i) the Company entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), with Tango Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Tenet Medicines, Inc., a Delaware corporation (“Tenet”), and Stephen Thomas, solely in his capacity as Tenet equityholder representative in connection with the Merger Agreement, in substantially the form provided to the Investors prior to the date hereof, pursuant to which, prior to the Closing (as defined below), the Merger Sub shall merge with and into Tenet and, at the Closing, Merger Sub will cease to exist, and Tenet will survive as a direct, wholly-owned subsidiary of the Company (the “Merger”);

B. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the 1933 Act (as defined below) and/or Rule 506 of Regulation D promulgated thereunder;

C. In connection with and contingent on the substantially concurrent closing of the Merger, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, an aggregate of 31,238,282 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); and

D. Contemporaneously with the sale of the Shares, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Shares under the 1933 Act and applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with such Person. For the avoidance of doubt, with respect to any Investor that is an investment fund or other investment vehicle, such Investor shall be deemed not to be an Affiliate of (i) any portfolio company of such Investor or its Affiliates or (ii) any limited partner of any such Investor or its Affiliates.

“Aggregate Purchase Price” has the meaning set forth in Section 3.2.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the 1933 Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company’s Knowledge” means the actual knowledge of the persons specified on Annex A hereto.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disqualification Event” has the meaning set forth in Section 4.31.

“EDGAR system” has the meaning set forth in Section 4.9.

“Environmental Laws” has the meaning set forth in Section 4.16.

“GAAP” has the meaning set forth in Section 4.18.

“Intellectual Property” has the meaning set forth in Section 4.14.

“Investor Majority” means Investors then committed to purchasing a majority of the Shares to be purchased hereunder at the Closing by all Investors (or, if after the Closing, Investors then holding a majority of the Shares held by all Investors).

“Investor Questionnaire” has the meaning set forth in Section 5.8.

“Material Adverse Effect” means a Parent Material Adverse Effect (as such term is defined in the Merger Agreement).

“Material Contract” means any contract, instrument or other agreement to which the Company is a party or by which it is bound that has been filed or was required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Nasdaq” means the Nasdaq Global Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Press Release” has the meaning set forth in Section 9.7.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed and quoted for trading, which, as of the date of this Agreement, shall be the Nasdaq Global Market.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Regulation D” means Regulation D as promulgated by the SEC under the 1933 Act.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.8.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Stockholder Approval” means (a) stockholder approval, at a meeting of stockholders of the Company, of the issuance of the Shares in compliance with Nasdaq Listing Rule 5635(a) and, as applicable, (b) and/or (d) and (b) a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon other than any outstanding shares of Company Common Stock beneficially owned, directly or indirectly, by any Person that is not (i) Tenet, (ii) any stockholder of Tenet, including RA Capital Management, L.P. or any of its affiliates, (iii) any individual that Company has determined to be an “officer” of Company within the meaning of Rule 16a-1(f) of the Exchange Act, (iv) any Person who has signed this Agreement, (v) any “immediate family member” (as defined in Item 404 of Regulation S-K) of any individual listed in the foregoing clauses (i)-(iv), and (vi) any “affiliate” or “associate” (as defined in Section 12b-2 of the Exchange Act) of any Person listed in the foregoing clauses (i)-(v).

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) or (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transfer Agent” has the meaning set forth in Section 7.4(a).

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and the Investors will purchase, severally and not jointly, the number of Shares set forth opposite the name of such Investor under the heading “Number of Shares to be Purchased” on Exhibit A attached hereto. The purchase price per Share shall be $3.84.

3. Closing.

3.1 Upon the satisfaction of the conditions set forth in Section 6, the completion of the purchase and sale of the Shares (the “Closing”) shall occur remotely via exchange of documents and signatures immediately after the Effective Time (as defined in the Merger Agreement) of the Merger (the “Closing Date”).

3.2 At least two (2) Business Days prior to the anticipated Closing Date, each Investor shall deliver or cause to be delivered to the Company, via wire transfer of immediately available funds to the account specified by the Company pursuant to the wire instructions delivered to such Investor by the Company at least five (5) Business Days prior to the anticipated Closing Date (the “Wire Instructions Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Aggregate Purchase Price (as defined below) to the Company, an amount equal to the purchase price to be paid by the Investor for the Shares to be acquired by it as set forth opposite the name of such Investor under the heading “Aggregate Purchase Price of Shares” on Exhibit A attached hereto (the “Aggregate Purchase Price”). The Aggregate Purchase Price of each Investor shall be held by the Company in escrow to be released to the Company only upon satisfaction (or, if applicable, waiver) of each of the closing conditions set forth in Section 6 below. On the Closing Date, the Company shall deliver or cause to be delivered to each Investor, against payment of the Aggregate Purchase Price from such Investor, a number of Shares, registered in the name of the Investor (or its nominee in accordance with its delivery instructions), equal to the number of Shares set forth opposite the name of such Investor under the heading “Number of Shares to be Purchased” on Exhibit A attached hereto. The Shares shall be delivered to each Investor via a book-entry record through the Company’s transfer agent, and the Company shall deliver to each Investor a copy of the records of the Company’s transfer agent showing such Investor as the owner of the number of Shares set forth opposite the name of such Investor under the heading “Number of Shares to be Purchased” on Exhibit A attached hereto on and as of the Closing. In the event the Closing does not occur within three (3) Business Days of the anticipated Closing Date specified in the Wire Instructions Notice, unless otherwise agreed by the Company and an Investor, the Company shall promptly (but not later than two (2) Business Days thereafter) return the Aggregate Purchase Price to each Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by such Investor. Notwithstanding such return of the Aggregate Purchase Price to Investors, (i) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in Section 6 to be satisfied or waived on or prior to the Closing Date, and (ii) unless and until this Agreement is terminated in accordance with Section 6.3 hereof, the Investors shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to the Investors of a new Wire Instructions Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in Section 6.

4. Representations and Warranties of the Company. Except as described in the Company’s SEC Filings (as defined below) which disclosures serve to qualify these representations and warranties in their entirety, the Company hereby represents and warrants to the Investors as of the date of this Agreement and as of the Closing that:

4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Company’s only subsidiaries are Merger Sub and the subsidiary set forth on Exhibit 21.1 to its most recent Annual Report on Form 10-K. The Company owns 100% of the outstanding equity of each such subsidiary. The Company’s subsidiaries are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization and have all requisite power and authority to carry on their business as now conducted and to own or lease their properties. The Company’s subsidiaries are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction in which the conduct of their business or their ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares to each Investor, subject to obtaining Stockholder Approval. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3 Capitalization. The Company is authorized under its Certificate of Incorporation to issue 250,000,000 shares of Common Stock. The Company’s disclosure of its issued and outstanding capital stock in its most recent SEC Filing containing such disclosure was accurate in all material respects as of the date indicated in such SEC Filing. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable; none of such shares were issued in violation of any preemptive rights; and such shares were issued in compliance in all material respects with applicable state and federal securities law and any rights of third parties. No Person is entitled to preemptive or similar statutory or contractual rights with respect to the issuance by the Company of any securities of the Company, including, without limitation, the Shares. Except for stock options, restricted stock and restricted stock units approved pursuant to Company stock-based compensation plans described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, except as contemplated by this Agreement and the Merger Agreement. Except as contemplated by the Merger Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other similar agreements among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as provided in (i) the Registration Rights Agreement and (ii) the Amended and Restated Investor Rights Agreement, dated May 21, 2021, by and among the Company and certain investors signatory thereto, no Person has the right to (a) require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person or (b) prohibit the Company from filing a registration statement under the 1933 Act. Except as contemplated by the Merger Agreement, the issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security of the Company. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4 Valid Issuance. Subject to receipt of the Stockholder Approval, the Shares will be duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.5 Consents. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (a) the Stockholder Approval, (b) filings that have been made pursuant to applicable state securities laws, (c) post-sale filings pursuant to applicable state and federal securities laws, (d) filings pursuant to the rules and regulations of Nasdaq, including with respect to obtaining the Stockholder Approval, (e) filing of the registration statement required to be filed by the Registration Rights Agreement, (f) filings required by the 1933 Act, the 1934 Act and the rules and regulations of the SEC and (g) filings required to consummate the Merger as provided under the Merger Agreement, each of which the Company has filed or undertakes to file within the applicable time.

4.6 [RESERVED].

4.7 No Material Adverse Change. Since December 31, 2023, except as identified and described in the SEC Filings filed at least one (1) Trading Day prior to the date of this Agreement and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, there has not been:

(i) any Material Adverse Effect; or

(ii) any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company.

4.8 SEC Filings. Since January 1, 2023, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof (collectively, the “SEC Filings”). At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.9 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares in accordance with the provisions thereof will not, except (solely in the case of clauses (i)(b) and (ii)) for such violations, conflicts or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under, the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the Electronic Data Gathering, Analysis, and Retrieval system (the “EDGAR system”)), or (b) assuming the accuracy of the representations and warranties in Section 5 and subject to the Stockholder Approval, any applicable statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or its subsidiaries, or any of their assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or its subsidiaries or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract. This Section does not relate to matters with respect to tax status, which are the subject of Section 4.10, employee relations and labor matters, which are the subject of Section 4.13, or environmental laws, which are the subject of Section 4.16.

4.10 Tax Matters. The Company and its subsidiaries have timely prepared and filed all tax returns required to have been filed by them with all appropriate governmental agencies (or extensions have been duly obtained) and timely paid all material taxes shown thereon or otherwise owed by them, except for those which are being contested in good faith, except where failure to file such tax returns or pay such taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no material unpaid assessments against the Company nor, to the Company’s Knowledge, any audits by any federal, state or local taxing authority.

4.11 Title to Properties. The Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.12 Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where failure to so possess would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Company has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.13 Labor Matters. The Company is not party to or bound by any collective bargaining agreements or other agreements with labor organizations. To the Company’s Knowledge, the Company has not violated in any respect any laws, regulations, orders or contract terms affecting the collective bargaining rights of employees or labor organizations, or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours that individually or in aggregate are reasonably expected to have a Material Adverse Effect. No labor disputes with the employees of the Company, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company, exist or, to the Company’s Knowledge, are threatened or imminent, that individually or in aggregate are reasonably expected to have a Material Adverse Effect.

4.14 Intellectual Property. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect:

(a) The Company and its subsidiaries own, possess, license or have other rights to use, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the SEC Filings to be conducted.

(b) (i) There are no rights of third parties to any such Intellectual Property, including liens, security interests or other encumbrances; (ii) to the Company’s Knowledge, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property; (iv) such Intellectual Property that is described in the SEC Filings has not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part; (v) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property that is owned or licensed by the Company, including interferences, oppositions, reexaminations or government proceedings; and (vi) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates, or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others.

4.15 Regulatory Matters. All manufacturing, processing, distribution, labeling, storage, testing, specifications and sampling of products performed by or on behalf of the Company or any of its subsidiaries are in material compliance with all applicable rules and regulations administered or issued by the U.S. Food and Drug Administration and comparable regulatory agencies outside of the United States to which they are subject, including the European Medicines Agency (collectively, the “Regulatory Authorities”). Since January 1, 2023, neither the Company nor any of its subsidiaries has received any written notices or correspondence from the Regulatory Authorities, and there is no action or proceeding pending or threatened in writing (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that the Company or any of its subsidiaries is not currently in compliance with any and all applicable statues, rules and regulations implemented by the Regulatory Authorities. To the Company’s Knowledge, the nonclinical studies, preclinical studies and clinical trials conducted by or on behalf of the Company and its subsidiaries were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, including Good Laboratory Practices (GLPs); neither the Company nor any of its subsidiaries has received any written notices or correspondence from the Regulatory Authorities requiring the termination, suspension or modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or any of its subsidiaries.

4.16 Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has not released any hazardous substances regulated by Environmental Law onto any real property that it owns or operates and has not received any written notice or claim that it is liable for any off-site disposal or contamination pursuant to any Environmental Laws, which violation, release, notice, claim, or liability would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and to the Company’s Knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

4.17 Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the Company’s Knowledge, threatened, to which the Company or its subsidiaries are or may reasonably be expected to become a party or to which any property of the Company or its subsidiaries are or may reasonably be expected to become the subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.18 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, subject in the case of unaudited financial statements to normal, immaterial year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP, and, in the case of quarterly financial statements, except as permitted by Form 10-Q under the 1934 Act). Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

4.19 Compliance with Nasdaq Continued Listing Requirements. To the Company’s Knowledge, after due inquiry, it is in compliance with all Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq, and, the Company has not received any notice of, nor to the Company’s Knowledge is there any reasonable basis for, the delisting of the Common Stock from Nasdaq.

4.20 Brokers and Finders. Other than in connection with the Merger, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. No Investor shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 4.20 that may be due in connection with the transactions contemplated by the Transaction Documents.

4.21 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

4.22 No Integrated Offering. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, neither the Company nor its subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) and/or Regulation D for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the 1933 Act.

4.23 Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, the offer and sale of the Shares to the Investors as contemplated hereby are exempt from the registration requirements of the 1933 Act. Subject to the receipt of Stockholder Approval, the issuance and sale of the Shares (or any portion thereof) will not contravene the rules and regulations of Nasdaq.

4.24 Questionable Payments. Neither the Company nor its subsidiaries nor, to the Company’s Knowledge, any of their current or former directors, officers, employees, agents or other Persons acting on behalf of the Company or its subsidiaries, has on behalf of the Company or its subsidiaries in connection with their business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets which is in violation of law; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.25 Transactions with Affiliates. Other than the transactions contemplated by the Merger Agreement and the Transaction Documents, there are no business relationships or related-party transactions involving the Company or any of its subsidiaries or any other person required to be described in the SEC Filings that have not been described as required.

4.26 Internal Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which (a) are designed to ensure that material information relating to the Company, including its subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities and (b) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter. Except as identified and described in the SEC Filings, since the end of the Company’s most recent audited fiscal year, there have been no material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting.

4.27 [RESERVED].

4.28 Investment Company. The Company is not required to be registered as, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.29 Manipulation of Price. The Company has not taken, and, to the Company’s Knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.

4.30 Anti-Bribery and Anti-Money Laundering Laws. Each of the Company, its subsidiaries and, to the Company’s Knowledge, their respective officers, directors, supervisors, managers, agents, or employees are and have at all times been in compliance with and its participation in the offering will not violate: (A) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other law, rule or regulation of similar purposes and scope or (B) anti-money laundering laws, including, but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 US. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

4.31 No Bad Actors. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the 1933 Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

4.32 No Additional Agreements. The Company has no other agreements or understandings (including, without limitation, side letters) with any Investor to purchase Shares on terms more favorable to such Investor than as set forth herein.

4.33 [RESERVED].

4.34 Authorization of Merger Agreement. All necessary corporate action has been duly and validly taken by the Company and the Merger Sub to authorize the execution, delivery and performance of the Merger Agreement. The Merger Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and the Merger Sub, executed and delivered by the Company and the Merger Sub and constitutes legal, valid and binding obligations of the Company and the Merger Sub enforceable against the Company and the Merger Sub in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity or public policy (regardless of whether enforcement is sought in a proceeding at law or in equity).

5. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company as of the date of this Agreement and as of the Closing that:

5.1 Organization and Existence. Such Investor is a duly incorporated or organized and validly existing corporation, limited partnership, limited liability company or other legal entity, has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Shares pursuant to this Agreement, and is in good standing under the laws of the jurisdiction of its incorporation or organization.

5.2 Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally, and general principles of equity.

5.3 Purchase Entirely for Own Account. The Shares to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, solely for the purpose of investment and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act, provided, however, that by making the representations herein, such Investor does not agree to hold any of the Shares for any minimum period of time and reserves the right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the 1933 Act or under an exemption from such registration and in compliance with applicable U.S. federal, state and other securities laws. The Shares are being purchased by such Investor in the ordinary course of its business. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence. Such Investor acknowledges that copies of the SEC Filings are available on the EDGAR system. Based on the information such Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents. Such Investor is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the Transaction Documents, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Such Investor further acknowledges that there have not been and such Investor hereby agrees that it is not relying on and has not relied on, any statements, representations, warranties, covenants or agreements made to such Investor by or on behalf of the Company, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties and covenants of the Company expressly set forth in this Agreement. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 5 of this Agreement or the right of the Investors to rely thereon or the right of the Investors to rely on the accuracy and completeness of the SEC Filings.

5.6 Restricted Securities. Such Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7 Legends. It is understood that, except as provided below, certificates or book-entry records evidencing the Shares may bear the following or any similar legend:

(a) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

5.8 Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D and/or a qualified institutional buyer as defined under Rule 144A under the Securities Act. Accordingly, such Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). Such Investor has executed and delivered to the Company a questionnaire in substantially the form attached hereto as Exhibit C (the “Investor Questionnaire”), which such Investor represents and warrants is true, correct and complete. Such Investor is (i) an institutional account as defined in FINRA Rule 4512(c), (ii) a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, such Investor understand that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). Such Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the transactions contemplated by the Transaction Documents (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to such Investor, (iii) have been duly authorized and approved by all necessary action by such Investors, (iv) do not and will not violate or constitute a default under such Investor’s charter, bylaws or other constituent document or under any law, rule, regulation, agreement or other obligation by which such Investor is bound and (v) are a fit, proper and suitable investment for such Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares.

5.9 CFIUS Foreign Person Status. Unless Investor otherwise notifies the Company in writing, such Investor is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

5.10 No General Solicitation. Such Investor did not learn of the investment in the Shares as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television, radio or the internet, or (b) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications.

5.11 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.12 Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement. Other than to other Persons party to this Agreement and other than to such Person’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law, such Investor has maintained the confidentiality of all disclosures made to it in connection with the transactions contemplated by the Transaction Documents and the Merger Agreement (including the existence and terms of this Agreement). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.13 No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Shares.

5.14 No Intent to Effect a Change of Control. Such Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act.

5.15 Residency. Such Investor’s office in which its investment decision with respect to the Shares was made is located at the address immediately below such Investor’s name on its signature page hereto.

5.16 No Conflicts. The execution, delivery and performance by such Investor of the Transaction Documents and the consummation by such Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Investor, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations under the Transaction Documents.

5.17 “Bad Actor” Matters. If such Investor is a Company Covered Person, such Investor hereby represents that no Disqualification Event is applicable to such Investor or, to such Investor’s knowledge, any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Such Investor hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to Investor or, to such Investor’s knowledge, any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 5.17, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of such Investor’s securities for purposes of Rule 506(d) of the 1933 Act.

6. Conditions to Closing.

6.1 Conditions to the Investors’ Obligations. The obligation of each Investor to purchase Shares at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date (other than (A) representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations shall be true and correct in all respects, and (B) those representations or warranties which expressly speak as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date), but in each case without giving effect to the consummation of the transactions contemplated by the Transaction Documents. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents (other than the Stockholder Approval), all of which shall be and remain so for as long as necessary in full force and effect.

(c) The Company shall have executed and delivered the Registration Rights Agreement and such agreement shall be in full force and effect.

(d) The Company shall have submitted to Nasdaq a Listing of Additional Shares notification form for the listing of the Shares.

(e) All conditions to the closing of the Merger set forth in the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement and other than the Closing hereunder and other than those conditions which, by their nature, are to be satisfied at the closing of the transactions contemplated by the Merger Agreement) or waived by the party entitled to the benefit thereof under the Merger Agreement, and the closing of the Merger shall be set to occur substantially concurrently with the Closing hereunder. No amendment or waiver of the Merger Agreement (as the same exists as of the date hereof in the form provided to the Investor) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits the Investor would reasonably expect to receive with regard to the Shares that Investor is acquiring pursuant to this Agreement.

(f) The Company shall have obtained the Stockholder Approval.

(g) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, or any statute, rule, regulation or executive order shall have been issued, entered, enacted, promulgated or endorsed by any governmental authority, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(h) The Company shall have delivered to each Investor a Certificate, executed on behalf of the Company by its Executive Chairman, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d), (e), (f), (g), (k) and (l) of this Section 6.1.

(i) The Company shall have delivered to each Investor a Certificate, executed on behalf of the Company by its Executive Chairman, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement, the other Transaction Documents and the issuance of the Shares, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(j) The Investors shall have received an opinion from Wilmer Cutler Pickering Hale and Dorr LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors and addressing such legal matters as the Investors may reasonably request.

(k) No Material Adverse Effect has occurred with respect to the Company since the date hereof.

(l) No stop order or suspension of trading shall have been imposed and remain in effect on the Closing Date by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

6.2 Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Shares to any Investor at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by such Investor in Section 5 hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date (other than (A) representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations shall be true and correct in all respects, and (B) those representations or warranties which expressly speak as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date). Such Investor shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) Such Investor shall have executed and delivered the Registration Rights Agreement and an Investor Questionnaire.

(c) Such Investor shall have paid in full to the Company its Aggregate Purchase Price.

(d) All conditions to the closing of the Merger set forth in the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement and other than the Closing hereunder and other than those conditions which, by their nature, are to be satisfied at the closing of the transactions contemplated by the Merger Agreement) or waived by the party entitled to the benefit thereof under the Merger Agreement, and the closing of the Merger shall be set to occur substantially concurrently with the Closing hereunder.

6.3 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Investor Majority;

(ii) Such date and time that the Merger Agreement is terminated in accordance with its terms; or

(iii) Upon written notice by either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to the Outside Date (as set forth in the Merger Agreement in effect on the date hereof);

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to this Section 6.3, written notice thereof shall be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors. Nothing in this Section 6.3 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7. Covenants and Agreements of the Company.

7.1 [RESERVED].

7.2 Nasdaq Listing. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance therewith, will use commercially reasonable efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.3 Termination of Covenants. The provisions of Sections 7.1 and 7.2 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) terminate.

7.4 Removal of Legends.

(a) In connection with any sale, assignment, transfer or other disposition of the Shares by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, if requested by the Investor, the Company shall request the transfer agent for the Common Stock (the “Transfer Agent”) to remove any restrictive legends related to the book entry account representing such Shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) Trading Days of any such request therefor from such Investor, provided that the Company has timely received from the Investor customary representations and other documentation reasonably acceptable to the Company in connection therewith.

(b) Upon the earliest of such time as the Shares (i) become covered by an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Investor may deliver notice to the Company requesting removal of any restrictive legends from the Shares, and the Company shall on or prior to the second Trading Day after it receives such notice, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such Shares, and (B) subject to receipt from the Investor by the Company of customary representations and other documentation reasonably acceptable to the Company in connection therewith, cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act if required by the Transfer Agent; provided, that the Company shall automatically, and without need for an Investor request, deliver legend removal instructions to the Transfer Agent within two (2) Trading Days of Shares becoming covered by an effective registration statement. Shares subject to legend removal hereunder may be transmitted by the Transfer Agent to the Investor by crediting the account of the Investor’s prime broker with the Depository Trust & Clearing Corporation (“DTC”) as directed by such Investor. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

(c) Each Investor, severally and not jointly with the other Investors, agrees with the Company (i) that such Investor will sell any Shares only pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom, (ii) that if Shares are sold pursuant to a registration statement, such Shares will be sold in compliance with the plan of distribution set forth therein and (iii) that if, after the effective date of the registration statement covering the resale of the Shares, such registration statement ceases to be effective and the Company has provided notice to such Investor to that effect, such Investor will sell Shares only in compliance with an exemption from the registration requirements of the 1933 Act.

7.5 Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the 1933 Act of the sale of the Shares to the Investors, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction; provided, however, that this Section 7.5 shall not limit the Company’s right to issue shares of Common Stock pursuant to the Merger Agreement.

7.6 Short Sales and Confidentiality After the Date Hereof. Each Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will trade in the securities of the Company or execute any Short Sales during the period from the date hereof until the earlier of such time as (i) the transactions contemplated by this Agreement are first publicly announced or (ii) this Agreement is terminated in full. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares. Each Investor covenants that until such time as all material terms of (i) the sale of the Shares to the Investors pursuant to this Agreement and (ii) the Merger Agreement are publicly disclosed by the Company, such Investor will maintain the confidentiality of the existence and terms of this Agreement and the Merger Agreement, other than, in each case, to such Person’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal or administrative tasks and services and other than as may be required by law.

7.7 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be amended to appropriately account for such event (without duplication, to the extent the relevant Transaction Document provides for such amendment therein).

7.8 Equal Treatment of Investors. No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the Investors. For clarification purposes, this provision constitutes a separate right granted to each Investor by the Company and negotiated separately by each Investor and shall not in any way be construed as the Investors acting in concert or as a group with respect to the purchase, disposition or voting of shares of Common Stock or otherwise.

8. Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or each of the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Shares in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile or e-mail, then such notice shall be deemed given upon receipt of confirmation of complete facsimile transmittal or confirmation of receipt of an e-mail transmission, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Eliem Therapeutics, Inc.

PMB #117

2801 Centerville Road 1st Floor

Wilmington, Delaware 19808-1609

Attention: Alan Hambleton; Chris Barnstable-Brown

Email: ahambelton@cooley.com; Chris.Barnstable-Brown@wilmerhale.com

With a copy (which shall not constitute notice) to:

Special Committee of the Board of Directors of the Company

PMB #117

2801 Centerville Road 1st Floor

Wilmington, DE

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Christopher D. Barnstable-Brown; Scott Lunin

Email: Chris.Barnstable-Brown@wilmerhale.com; Scott.Lunin@wilmerhale.com

If to the Investors:

Only to the addresses set forth on the signature pages hereto.

9.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and each Investor has relied on the advice of its own respective counsel.

9.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor Majority. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding and the Company.

9.7 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Investors prior to Closing without the prior consent of the Company, except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Investors shall allow the Company reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each Investor may identify the Company and the value of such Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company (including, for the avoidance of doubt, filings pursuant to Sections 13 and 16 of the 1934 Act). The Company shall not include the name of any Investor or any Affiliate or investment adviser of such Investor in any press release or public announcement (which, for the avoidance of doubt, shall not include any SEC Filing to the extent such disclosure is required by SEC rules and regulations) without the prior written consent of such Investor. No later than 9:00 A.M., New York City time, on the Trading Day immediately following the date hereof (provided that, if this Agreement is executed between midnight and 9:00 A.M., New York City time on any Trading Day, no later than 9:01 A.M. on the date hereof), the Company shall (a) issue a press release (the “Press Release”) disclosing all material terms of the transactions contemplated hereby and / or (b) file a Current Report on Form 8 K with the SEC describing the terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8-K the material Transaction Documents).

9.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9 Entire Agreement. This Agreement, including the signature pages, Exhibits, the other Transaction Documents and any confidentiality agreement between the Company and each Investor constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof; provided, however, that with respect to any conflict between this Agreement and the Registration Rights Agreement, the Registration Rights Agreement shall govern as it relates to the registration of the resale of the Shares.

9.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

9.12 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Shares pursuant to this Agreement has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and an Investor, solely, and not between the Company and the Investors collectively and not between and among the Investors.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	ELIEM THERAPEUTICS, INC.

	By:	/s/ Andrew Levin, M.D., Ph.D.
Name: Andrew Levin, M.D., Ph.D.
Title: Executive Chairman of the Board of Directors

INVESTOR:	RA CAPITAL HEALTHCARE FUND, L.P.

	By:	RA Capital Healthcare Fund GP, LLC
	Its:	General Partner

	By:	/s/ Peter Kolchinsky
	Name:	Peter Kolchinsky
	Title:	Manager

INVESTOR:	RA CAPITAL NEXUS FUND III, L.P.

	By:	RA Capital Nexus Fund GP, LLC
	Its:	General Partner

	By:	/s/ Peter Kolchinsky
	Name:	Peter Kolchinsky
	Title:	Manager

INVESTOR:	BOXER CAPITAL, LLC

	By:	/s/ Aaron Davis
Name: Aaron Davis
Title: Chief Executive Officer

INVESTOR:	DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

	By:	/s/ Nir Messafi
Name: Nir Messafi
Title: Authorized Person

INVESTOR:	JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED

	By:	/s/ Daniel S. Lyons
Name: Daniel S. Lyons
Title: Authorized Signatory

INVESTOR:	PONTIFAX (ISRAEL) VI LIMITED PARTNERSHIP

	By:	/s/ Asaf Shinar
Name: Asaf Shinar

INVESTOR:	PONTIFAX (CAYMAN) VI LIMITED PARTNERSHIP

	By:	/s/ Asaf Shinar
Name: Asaf Shinar

INVESTOR:	SAMSARA BIOCAPITAL, LP

	By:	/s/ Srinivas Akkaraju, MD, PhD
Name: Srinivas Akkaraju, MD, PhD Title: Managing Member of Samsara BioCapital GP LLC, General Partner of Samsara BioCapital LP

ANNEX A

COMPANY KNOWLEDGE PARTIES

EXHIBIT A

Schedule of Investors

Investor Name	Number of Shares to be Purchased	Aggregate Purchase Price of Shares
RA Capital Healthcare Fund, L.P.	11,949,171	$45,902,023.45
RA Capital Nexus Fund III, L.P.	1,059,375	$4,069,525.50
Deep Track Biotechnology Master Fund, Ltd.	3,904,785	$14,999,997.30
Pontifax (Israel) VI L.P.	3,312,625	$12,725,250.18
Pontifax (Cayman) VI L.P.	1,893,755	$7,274,746.21
Janus Henderson Biotech Innovation Master Fund Limited	3,253,988	$12,499,999.67
Samsara Biocapital, LP	3,261,393	$12,528,445.53
Boxer Capital, LLC	2,603,190	$9,999,998.20

TOTAL	31,238,282	$119,999,986.04

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Investor Questionnaire